Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Jagged Peak, Inc.

3000 Bayport Dr, Suite 250

Tampa, FL 33607

Jagged Peak Announces Financial Results

for the Second Quarter of 2014

Net revenues increased 27% to $13.6 million.

TAMPA, FLORIDA – August 11, 2014 – Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class e-commerce solutions and supply chain services, today announced financial results for the quarter ended June 27, 2014.

Second Quarter Highlights:

●	Total revenue for the 13-week period increased 27% to $13.6 million compared to the same period last year.
●	Interest expense for the 13-week period decreased by $6,100 to $47,800 compared to the same period last year.
●	Added 175,000 square feet of leased warehouse space in Florida.

Revenues increased $2,908,200, or 27%, to $13,624,800 for the 13-week period ended June 27, 2014, as compared to $10,716,600 for the 13-week period ended June 28, 2013. Greater e-commerce order processing resulted in increases in both technology and fulfillment service revenues. Revenues from implementation of new client sites and on-going development for existing clients were consistent across these periods.

Cost of revenue, which consists primarily of labor, fulfillment operations and facilities costs, increased by $3,154,600, or 37%, to $11,714,900 for the 13-week period ended June 27, 2014, as compared to $8,560,300 for the 13-week period ended June 28, 2013. As a percentage of revenue, cost of revenue was 86% for the 13-week period ended June 27, 2014, as compared to 80% for the 13-week period ended June 28, 2013. This increase is primarily related to the increase in fulfillment employees, contract labor needed to manage order growth and fulfillment costs incurred as part of the expanded warehouse space.

Selling, general and administrative expenses increased by $717,100, or 42%, to $2,410,600 for the 13-week period ended June 27, 2014, as compared to $1,693,500 for the 13-week period ended June 28, 2013. This increase was primarily related to increases in staff costs due to additional employees needed to grow client support teams and the expanded warehouse space.

Interest expense decreased by $6,100 to $47,800 for the 13-week period ended June 27, 2014, as compared to $53,900 for the 13-week period ended June 28, 2013.

Press Release

The Company realized a loss before provision for income taxes of $504,800 for the 13-week period ended June 27, 2014, as compared to income before provision for income taxes of $376,800 for the 13-week period ended June 28, 2013.

Income tax benefit was $137,400 for the 13-week period ended June 27, 2014 compared to an income tax expense of $152,300 for the 13-week period ended June 28, 2013. Differences between the taxable income and the effective tax rate used for 2014 and 2013, as compared to the U.S. federal statutory rate, are primarily due to permanent differences and taxes on foreign operations. As of June 27, 2014, the Company had U.S. (federal and state) net operating loss carry forwards of $880,400 to reduce future taxable income, which will expire between 2027 and 2032. The Company also has a Canadian net operating loss carry forward of $1,649,600 which does not begin to expire until 2030. Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

The Company realized a net loss of $367,400 for the 13-week period ended June 27, 2014, compared with net income of $224,500 for the 13-week period ended June 28, 2013.

Basic loss per share from operations for the 13-week period ended June 27, 2014 was $0.02 per weighted average share, compared with basic income of $0.01 per weighted average share for the 13-week period ended June 28, 2013.

Adjusted EBITDA for the 26-week period ended June 27, 2014 was approximately $181,400 compared to approximately $974,400 for the 26-week period ended June 28, 2013. The Company defines Adjusted EBITDA as earnings before interest, taxes, and depreciation and amortization. To provide consistent comparisons of year-over-year Adjusted EBITDA, the following reconciliation is provided:

	For the 26-weeks ended
	June 27, 2014	June 28, 2013
Net income (loss) as reported in accordance with US GAAP	$(307,200)	$322,800
Income tax expense (benefit)	(78,300)	237,600
Interest expense	94,600	104,400
Depreciation and software amortization	472,600	309,600
Adjusted EBITDA	$181,700	$974,400

Press Release

“I’m very pleased to say that we added key retail clients onto our EDGE platform in 2014,” said Jagged Peak Chief Executive Officer, Paul Demirdjian. “To address this accelerated market demand for our eCommerce and omnichannel order management solutions, we’ve increased our research and development funding, expanded our distribution capacity and enhanced our customer support teams. We also added a second, full-service data center where we have begun deploying new client environments. We believe investing in these strategic areas will enable us to continue to build our new client roster without compromising the support we extend to our existing clients.”

 “We are making significant investments in our new 175,000 square feet warehouse and expect to be at full capacity by the end of 2014,” said Jagged Peak Chief Financial Officer, Albert Narvades. “We will continue to make additional investments in infrastructure and software to serve our growing clients.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 27, 2013.

About Jagged Peak

Jagged Peak is a leading e-commerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class e-commerce platform that includes a full-featured e-commerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, Cloud-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet multi-location warehouse network, Jagged Peak offers a rare and uniquely holistic approach to e-commerce. For more information, please visit www.jaggedpeak.com.

Press Release

Investor Relations

Jagged Peak, Inc.

Albert Narvades, 813-637-6900

CFO

anarvades@jaggedpeak.com

© Copyright 2013, Jagged Peak. All rights reserved.